Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Greg T. Aschman	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA TO CURTAIL REMAINDER OF ROCKDALE, TX SMELTER

DUE TO LOCAL POWER SUPPLY AND MARKET CONDITIONS

Pittsburgh, PA – September 30, 2008 – Alcoa today announced it will curtail the remaining production at its Rockdale, Texas aluminum smelter — comprising approximately 150,000 metric tons of production a year (mtpy) – beginning immediately as a result of uncompetitive power supply to that smelter and overall market conditions. In June, the company idled three of the plant’s six operating potlines representing approximately 120,000 mtpy of production as a result of ongoing local power supply issues.

As a result of the curtailment of the remainder of aluminum smelting in Rockdale, approximately 660 employees will be laid-off in addition to the approximately 160 employees who were impacted earlier. The company will continue to operate its aluminum atomizer in Rockdale as well as its anode operations there, employing a combined 140 people. Lay-offs at the facility will be implemented in a phased process, with the majority of the reductions occurring toward the end of November and in early December. Additionally, Alcoa will adjust alumina production accordingly.

“When we initially curtailed half of our aluminum production in Rockdale,” said John Thuestad, President of Alcoa’s US Primary Products business, “we said it would be extremely challenging to try to be competitive operating only half of the plant. Unfortunately, the cumulative effect of operating only half of the smelter, well-known issues regarding the cost and long-term reliability of the power supply in Rockdale, and current market conditions, has forced us to make this difficult decision.

“The ongoing effort and dedication of our employees and our community are what make this especially difficult,” said Thuestad. “We will look to work with our community and the region to ease the impact and try to return Rockdale to being a globally competitive producer of metal.”

Alcoa will record a third quarter 2008 pre-tax charge of approximately $48 million to cover the costs of the curtailment.

“Following this curtailment of smelting, Alcoa will continue to pay its cost of generation from Sandow Unit 4 and we will attempt to recover that cost by marketing the power in the Texas energy market,” said Thuestad.

Bernt Reitan, Executive Vice President and Group President Alcoa Primary Products, said, “Our re-powering efforts across our global portfolio has gone extremely well – such as our recent MOU in Quebec, covering approximately 25 percent of our output, and elsewhere. We will continue to explore options to secure a competitive long-term power solution that enables profitable operation in Rockdale, just as we have done across the world.”

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has 97,000 employees in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) Alcoa’s inability to mitigate impacts from significant increases in energy costs or from interruptions in energy supplies due to equipment failure, energy shortages, inability to extend energy contracts upon expiration or to negotiate new arrangements on cost-effective terms, or other causes; (b) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (c) material adverse changes in the markets served by Alcoa, including the transportation, building and construction, distribution, packaging, industrial gas turbine and other markets; (d) Alcoa’s inability to mitigate impacts from increases in the cost of raw materials or transportation or other cost inflation, or from unfavorable currency fluctuations; and (e) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and other reports filed with the Securities and Exchange Commission.